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The Board of Directors
Prime Bancorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-57637 and 33-33307) on Form S-8 of Prime Bancorp, Inc. of our report dated June 1, 1998, relating to the statements of net assets available for plan benefits of Prime Bancorp, Inc. Retirement Savings Plan as of December 31, 1995, and the related statements of changes in net assets available for plan benefits for the period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 11-K of Prime Bancorp, Inc.




/s/ KPMG Peat Marwick LLP
Philadelphia, PA  19103


September 17, 1998